Exhibit 99

For Immediate Release

Allstate Reports 2007 First Quarter 9% Increase in Net Income EPS

First Quarter Operating Income EPS of $1.93

NORTHBROOK, Ill., April 18, 2007 — The Allstate Corporation (NYSE: ALL) today reported for the first quarter of 2007:

Consolidated Highlights

	Three Months Ended March 31,
			Change
(in millions, except per share amounts and ratios)	Est. 2007	2006	$	%

Consolidated revenues	$9,331	$9,081	$250	2.8
Net income	1,486	1,415	71	5.0
Net income per diluted share	2.39	2.19	0.20	9.1
Operating income[1]	1,197	1,304	(107)	(8.2)
Operating income per diluted share[1]	1.93	2.01	(0.08)	(4.0)
Return on equity	23.5	9.8	—	13.7 pts.
Operating income return on equity[1]	24.3	9.2	—	15.1 pts.
Book value per share	36.54	31.98	4.56	14.3
Book value per share, excluding the impact of unrealized net capital gains on fixed income securities[1]	34.93	30.90	4.03	13.0
Catastrophe losses	161	107	54	50.5
Property-Liability combined ratio	84.6	81.9	—	2.7 pts.

“Allstate is off to a strong start in 2007,” said Thomas J. Wilson, president and chief executive officer, The Allstate Corporation. “Our property-casualty, financial and investment operations delivered solid results, generating net income of $1.49 billion for the first quarter of 2007. Our return on equity for shareholders remained strong at 23.5 percent and book value increased 14.3 percent compared to first quarter 2006.

Consumer Focus

“Our highly successful marketing programs continue to distinguish us from our competitors and deliver quantifiable results for our auto insurance business. Allstate brand standard auto policies in force grew 2.6 percent in the first quarter of 2007 compared to the prior year and new issued applications increased 7.3 percent. Customer loyalty also remains a top priority and is the focus of several new initiatives.

Profitability

“Profitability remained strong in the first quarter of 2007,” added Wilson. Operating income in the quarter was $1.2 billion compared to $1.3 billion for last year’s first quarter. The Property-Liability combined ratio for the quarter was 84.6, an increase of 2.7 points compared with the first quarter of 2006, partly because of higher claim frequencies. “Winter weather in the central and northeast sections of the country partially contributed to the increase in claim frequency in standard auto property damage and in our homeowners line during the quarter. Property damage severity results in the quarter were moderate and better than we expected at the beginning of the year,” continued Wilson. Catastrophe losses for the quarter were $161 million,

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

compared to $107 million in the first quarter of 2006. Allstate Financial generated $156 million of operating income for the quarter and is making progress in raising returns on new business.

Our investment portfolios generated strong results for both Property-Liability and Allstate Financial. Both business units benefited from growth in assets under management.  Allstate Financial’s portfolio yield, in particular, also benefited from a rise in yield on its floating rate investments. Realized capital gain activity also outpaced last year’s results and was primarily driven by non-recurring gains related to the disposition of certain limited partnership interests.

Capital Management

During the first quarter we repurchased $700 million of common stock, bringing the cumulative repurchases under the $3 billion repurchase program announced in October 2006 to $907 million. Allstate’s board of directors has also authorized the issuance of up to $1 billion of junior subordinated securities with the proceeds to be used to repurchase up to $1 billion of our common stock by March 31, 2008, in addition to the current $3 billion authorization. We plan to complete the hybrid offering during the second quarter (market conditions permitting). “We also will continue to focus on reducing our exposure to mega-catastrophes through a variety of initiatives while seeking alternative solutions for our customers,” added Wilson.

People

“The depth and strength of our management team across the company allowed us to seamlessly continue the leadership transitions we announced beginning in September 2006. In the quarter, we made some key executive appointments in Allstate Protection due to retirements and created a new organization with responsibility for emerging businesses. This new team will improve focus on lines of business that offer Allstate additional opportunities for profitable growth,” said Wilson.

Outlook

“Overall, we are pleased with our performance during the quarter. We remain focused on executing our multifaceted competitive strategy to continue generating strong returns for shareholders and delivering market-leading products and services to our customers. We continue to expect that the Property-Liability combined ratio, excluding the effect of catastrophes and assuming no prior year reserve reestimates, will be between 84.0 and 86.0 in 2007,” concluded Wilson.

BUSINESS SEGMENT HIGHLIGHTS

Property-Liability

•                           Property-Liability premiums written1 declined 1.7% from the first quarter of 2006, reflecting the increased cost of the Allstate Protection catastrophe reinsurance program.  The cost of the catastrophe reinsurance program was $216 million in the first quarter of 2007 compared to $73 million in the first quarter of last year.  Excluding this cost, premiums written grew 0.4% in the first quarter of 2007 when compared to the prior year quarter.

•                           Allstate brand standard auto premiums written grew 2.5% in the first quarter of 2007 compared to the prior year quarter.  Contributing to the overall change were the following:

—       2.6% increase in policies in force (“PIF”)

—       7.3% increase in new issued applications

(in thousands)	For the three months ended March 31,
	2007	2006	% Change
Hurricane Exposure States[2]	269	255	5.5
California	86	81	6.2
All other states	171	154	11.0
Standard auto new issued applications	526	490	7.3

(2) Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

—       0.2 point decline in the renewal ratio to 89.7% due to competitive pressures

—       0.2% increase in six month average premium to $420

•                  Allstate brand homeowners premiums written declined 5.8% in the first quarter of 2007 compared to the prior year quarter due to our catastrophe risk management actions.  Contributing to the overall change were the following:

—       0.5% decrease in PIF

—       11.8% decrease in new issued applications

(in thousands)	For the three months ended March 31,
	2007	2006	% Change
Hurricane Exposure States [2]	97	114	(14.9)
California	11	16	(31.3)
All other states	101	107	(5.6)
Homeowners new issued applications	209	237	(11.8)

—       0.6 point decline in the renewal ratio to 86.4%

—       1.9% increase in twelve month average premium to $847.  Average premium is calculated using premiums written before reinsurance.

•                  We continue to aggressively seek to cover our reinsurance cost in premium rates.  Rates currently effective related to our reinsurance programs reflect approximately 45% of the ceded cost of our reinsurance programs, and will be included in premiums written during 2007.  We expect rates will be in effect which will reflect over 50% of the ceded cost of our reinsurance programs by the end of 2007, and be included in premiums written during 2008.

•                  Standard auto property damage gross claim frequency increased 4.8% compared to the first quarter of 2006, partially due to weather-related frequency across the central and northeastern sections of the country, while bodily injury gross claim frequency decreased 1.1%.  Auto property damage and bodily injury paid severities increased 1.2% and 1.1% respectively, slightly better than we expected at the beginning of the year.  The Allstate brand standard auto loss ratio increased 5.6 points compared to the first quarter of last year to 63.6 in the first quarter of 2007.

•                  Homeowner gross claim frequency excluding catastrophes increased 14.7% compared to first quarter of 2006, primarily in weather-related perils.  Homeowners severity increased 8.6% compared to first quarter of 2006.  The Allstate brand homeowners loss ratio increased 3.4 points to 55.2 in the first quarter of 2007.

•                  The Property-Liability expense ratio declined 1.5 points to 24.1 in the first quarter of 2007 compared to the prior year quarter primarily reflecting lower restructuring charges.

•                  Property-Liability prior year favorable reserve reestimates for the quarter totaled $129 million, compared to $211 million in the prior year first quarter.  The current year favorable reserve reestimates resulted primarily from claim severity development that was better than anticipated in previous estimates in Allstate Protection and a reduction in the reinsurance recoverable valuation allowance for Discontinued Lines and Coverages related to Equitas Limited’s (“Equitas”) improved financial position as a result of its reinsurance coverage with National Indemnity Company.

•                  Underwriting income was $1.05 billion during the first quarter of 2007 compared to $1.24 billion in the same period of 2006.  The decrease was due to the higher cost of the expanded catastrophe reinsurance program, higher catastrophe losses, increases in auto and homeowners claim frequency excluding catastrophes, increased current year severity, and lower favorable reserve estimates related to prior years, partially offset by increased premiums earned before the cost of the catastrophe reinsurance program, lower restructuring and related charges and operating costs and expenses.

•                  The Property-Liability combined ratio was impacted by catastrophe losses and prior year reserve reestimates.  The impacts for the three months ended March 31, are shown in the table below.

	2007	2006
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates[1]	84.1	82.5
Effect of catastrophe losses	2.4	1.6
Effect of prior year reserve reestimates	(1.9)	(3.1)
Catastrophe losses included in prior year reserve reestimates	—	0.9
Combined ratio (GAAP)	84.6	81.9

Allstate Financial

•                  Operating income for the first quarter of 2007 was $156 million compared to $144 million in the prior year quarter, driven by the following:

—       $9 million, after-tax, favorable impact related to the annual review of assumptions related to DAC amortization (commonly referred to as “unlocking”) and reserves for certain annuity guarantees

—   $10 million, after-tax, reduction in restructuring charges

—   Partially offset by $9 million, after-tax, of litigation-related expenses

•                  Deferred fixed annuity deposits in the first quarter of 2007 were $621 million (including indexed annuities), a decrease of 43.2% from the prior year quarter and 26.8% below the fourth quarter of 2006.  The decrease is indicative of lower industry-wide fixed annuity sales and our strategy to raise returns on capital for these products.

•                  Deposits on institutional products during the first quarter of 2007 were $1.20 billion compared to $350 million in deposits in the first quarter of 2006.  Allstate Financial generally prioritizes the allocation of fixed income investments to support sales of those retail products with the best sustainable growth and contribution margins, and to maintain our retail market presence. As a result, sales of our institutional products vary from period to period.

•                  Investments as of March 31, 2007 increased 3.2% from March 31, 2006 levels primarily due to growth in customer account values and higher unrealized capital gains, partially offset by the transfer of assets to Prudential Financial, Inc. upon the closing of the variable annuity disposition through reinsurance and dividends paid.

•                  The cumulative effect of change in accounting principle related to our adoption of Statement of Position 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts” reduced net income by $9 million, after-tax, during the first quarter of 2007.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended
	March 31,
($ in millions, except per share amounts,	Est.			Percent
return data and ratios)	2007	2006	Change	Change
Consolidated Highlights
Revenues	$9,331	$9,081	$250	2.8
Net income	1,486	1,415	71	5.0
Operating income	1,197	1,304	(107)	(8.2)
Income per diluted share
Net	2.39	2.19	0.20	9.1
Operating	1.93	2.01	(0.08)	(4.0)
Net shares outstanding	610.9	638.3	(27.4)	(4.3)
Weighted average shares outstanding (diluted)	621.6	647.4	(25.8)	(4.0)
Return on equity
Net income	23.5	9.8	—	13.7	pts.
Operating income	24.3	9.2	—	15.1	pts.
Book value per diluted share	36.54	31.98	4.56	14.3
Book value per diluted share, excluding the impact of unrealized net capital gains on fixed income securities	34.93	30.90	4.03	13.0
Property-Liability Highlights
Property-Liability premiums written	$6,609	$6,725	$(116)	(1.7)
Property-Liability revenues	7,741	7,566	175	2.3
Net income	1,349	1,321	28	2.1
Underwriting income	1,046	1,242	(196)	(15.8)
Net investment income	491	466	25	5.4
Operating income	1,062	1,176	(114)	(9.7)
Catastrophe losses	161	107	54	50.5
Ratios:
Allstate Protection loss ratio	61.1	56.2	—	4.9	pts.
Allstate Protection expense ratio	24.1	25.6	—	(1.5)	pts.
Allstate Protection combined ratio	85.2	81.8	—	3.4	pts.
Effect of Discontinued Lines and Coverages on combined ratio	(0.6)	0.1	—	(0.7)	pts.
Property-Liability combined ratio	84.6	81.9	—	2.7	pts.
Effect of catastrophe losses on combined ratio	2.4	1.6	—	0.8	pts.
Property-Liability combined ratio excluding effect of catastrophes	82.2	80.3	—	1.9	pts.
Effect of prior year reserve reestimates on combined ratio	(1.9)	(3.1)	—	1.2	pts.
Catastrophe losses included in prior year reserve reestimates	—	0.9	—	(0.9)	pts.
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	84.1	82.5	—	1.6	pts.
Allstate Financial Highlights
Premiums and deposits	$2,628	$2,676	$(48)	(1.8)
Allstate Financial revenues	1,556	1,471	85	5.8
Net income	155	108	47	43.5
Operating income	156	144	12	8.3
Gross margin analysis
Investment margin	$286	$275	$11	4.0
Benefit margin	110	115	(5)	(4.3)
Contract charges and fees	82	139	(57)	(41.0)
Gross margin	$478	$529	$(51)	(9.6)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	Est.		Percent
($ in millions, except per share data)	2007	2006	Change

Revenues
Property-liability insurance premiums	$6,806	$6,876	(1.0)
Life and annuity premiums and contract charges	483	495	(2.4)
Net investment income	1,571	1,511	4.0
Realized capital gains and losses	471	199	136.7
Total revenues	9,331	9,081	2.8

Costs and expenses
Property-liability insurance claims and claims expense	4,117	3,873	6.3
Life and annuity contract benefits	428	373	14.7
Interest credited to contractholder funds	649	620	4.7
Amortization of deferred policy acquisition costs	1,153	1,139	1.2
Operating costs and expenses	727	779	(6.7)
Restructuring and related charges	(1)	107	(100.9)
Interest expense	72	81	(11.1)
Total costs and expenses	7,145	6,972	2.5

Loss on disposition of operations	—	(53)	100.0

Income from operations before income tax expense and cumulative effect of change in accounting principle, after-tax	2,186	2,056	6.3

Income tax expense	691	641	7.8

Income before cumulative effect of change in accounting principle, after-tax	1,495	1,415	5.7

Cumulative effect of change in accounting principle, after-tax	(9)	—	—

Net income	$1,486	$1,415	5.0

Net income per share - Basic	$2.41	$2.20

Weighted average shares - Basic	616.8	643.2

Net income per share - Diluted	$2.39	$2.19

Weighted average shares - Diluted	621.6	647.4

Cash dividends declared per share	$0.38	$0.35

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended
	March 31,
	Est.		Percent
($ in millions, except per share data)	2007	2006	Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,196	$1,374	(13.0)
Restructuring and related charges, after-tax	(1)	70	(101.4)

Operating income	1,197	1,304	(8.2)

Realized capital gains and losses, after-tax	305	129	136.4
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	27	(100.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(10)	20.0
Gain (loss) on disposition of operations, after-tax	1	(35)	102.9
Cumulative effect of change in accounting principle, after-tax	(9)	—	—

Net income	$1,486	$1,415	5.0

Income per share - Diluted

Operating income before the impact of restructuring and related charges	$1.93	$2.12	(9.0)
Restructuring and related charges, after-tax	—	0.11	(100.0)

Operating income	1.93	2.01	(4.0)

Realized capital gains and losses, after-tax	0.49	0.20	145.0
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	0.04	(100.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—
Gain (loss) on disposition of operations, after-tax	—	(0.05)	100.0
Cumulative effect of change in accounting principle, after-tax	(0.02)	—	—

Net income	$2.39	$2.19	9.1

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended March 31, 2007 (Est.)

($ in millions)	Property-	Allstate	Corporate
	Liability	Financial	and Other	Total

Investment write-downs	$(4)	$(1)	$—	$(5)
Dispositions (1) (2)	411	35	4	450
Valuation of derivative instruments	8	(20)	—	(12)
Settlements of derivative instruments	29	9	—	38

Total	$444	$23	$4	$471

	Three Months Ended March 31, 2006

($ in millions)	Property-	Allstate	Corporate
	Liability	Financial	and Other	Total

Investment write-downs	$(4)	$(5)	$—	$(9)
Dispositions	194	(76)	3	121
Valuation of derivative instruments	32	36	—	68
Settlements of derivative instruments	2	17	—	19

Total	$224	$(28)	$3	$199

(1)

In the first quarter of 2007, the Company recognized $27 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to liquidity strategies and ongoing comprehensive reviews of the Allstate Protection and Allstate Financial portfolios. The Company identified $1.24 billion of securities for which we did not have the intent to hold until recovery to achieve these objectives.

(2)

In the first quarter of 2007, Property-Liability Dispositions included $387 million of equity securities, of which $188 million related to the liquidation of limited partnership interests accounted for in accordance with the equity method of accounting. Allstate Financial Dispositions included $34 million of equity securities related to the liquidation of limited partnership interests.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended March 31,

($ in millions)	Est. 2007	2006

Property-Liability
Premiums written	$6,609	$6,725

Premiums earned	$6,806	$6,876
Claims and claims expense	4,117	3,873
Amortization of deferred policy acquisition costs	1,024	1,019
Operating costs and expenses	620	652
Restructuring and related charges	(1)	90
Underwriting income	1,046	1,242

Net investment income	491	466
Income tax expense on operations	475	532

Operating income	1,062	1,176

Realized capital gains and losses, after-tax	287	145

Net income	$1,349	$1,321

Catastrophe losses	$161	$107

Operating ratios
Claims and claims expense ratio	60.5	56.3
Expense ratio	24.1	25.6
Combined ratio	84.6	81.9

Effect of catastrophe losses on combined ratio	2.4	1.6

Effect of prior year reserve reestimates on combined ratio	(1.9)	(3.1)

Effect of restructuring and related charges on combined ratio	—	1.3

Effect of Discontinued Lines and Coverages on combined ratio	(0.6)	0.1

Allstate Financial
Premiums and deposits	$2,628	$2,676

Investments	$77,727	$75,342

Premiums and contract charges	$483	$495
Net investment income	1,050	1,004
Periodic settlements and accruals on non-hedge derivative instruments	12	16
Contract benefits	428	373
Interest credited to contractholder funds	649	623
Amortization of deferred policy acquisition costs	129	159
Operating costs and expenses	105	128
Restructuring and related charges	—	16
Income tax expense on operations	78	72

Operating income	156	144

Realized capital gains and losses, after-tax	15	(18)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	27
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(8)	(10)
Gain (loss) on disposition of operations, after-tax	1	(35)
Cumulative effect of change in accounting principle, after-tax	(9)	—

Net income	$155	$108

Corporate and Other
Net investment income	$30	$41
Operating costs and expenses	74	80
Restructuring and related charges	—	1
Income tax benefit on operations	(23)	(24)

Operating loss	(21)	(16)

Realized capital gains and losses, after-tax	3	2

Net loss	$(18)	$(14)

Consolidated net income	$1,486	$1,415

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$1,006	$1,249	(19.5)
Discontinued Lines and Coverages	40	(7)	—
Underwriting income	$1,046	$1,242	(15.8)

Allstate Protection Underwriting Summary
Premiums written	$6,609	$6,725	(1.7)
Premiums earned	$6,806	$6,875	(1.0)
Claims and claims expense	4,159	3,868	7.5
Amortization of deferred policy acquisition costs	1,024	1,019	0.5
Operating costs and expenses	618	649	(4.8)
Restructuring and related charges	(1)	90	(101.1)
Underwriting income	$1,006	$1,249	(19.5)

Catastrophe losses	$161	$107	50.5

Operating ratios
Claims and claims expense ratio	61.1	56.2
Expense ratio	24.1	25.6
Combined ratio	85.2	81.8

Effect of catastrophe losses on combined ratio	2.4	1.6

Effect of restructuring and related charges on combined ratio	—	1.3

Discontinued Lines and Coverages
Underwriting Summary
Premiums written	$—	$—	—
Premiums earned	$—	$1	(100.0)
Claims and claims expense (1)	(42)	5	—
Operating costs and expenses	2	3	(33.3)
Underwriting income (loss) (1)	$40	$(7)	—

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	(0.6)	0.1

(1) Includes a $46 million reduction in the reinsurance recoverable valuation allowance related to Equitas’ improved financial position as a result of its reinsurance coverage with National Indemnity Company.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended
	March 31,
	Est.		Percent
($ in millions)	2007	2006	Change

Allstate brand
Standard auto	$4,051	$3,952	2.5
Non-standard auto	321	375	(14.4)
Auto	4,372	4,327	1.0

Involuntary auto	22	37	(40.5)
Commercial lines	194	219	(11.4)
Homeowners	1,213	1,288	(5.8)
Other personal lines	365	381	(4.2)

	6,166	6,252	(1.4)
Encompass brand
Standard auto	266	273	(2.6)
Non-standard auto (Deerbrook)	21	25	(16.0)
Auto	287	298	(3.7)

Involuntary auto	6	8	(25.0)
Homeowners	123	139	(11.5)
Other personal lines	27	28	(3.6)

	443	473	(6.3)

Allstate Protection	6,609	6,725	(1.7)

Discontinued Lines and Coverages	—	—	—

Property-Liability	$6,609	$6,725	(1.7)

Allstate Protection
Standard auto	$4,317	$4,225	2.2
Non-standard auto	342	400	(14.5)
Auto	4,659	4,625	0.7

Involuntary auto	28	45	(37.8)
Commercial lines	194	219	(11.4)
Homeowners	1,336	1,427	(6.4)
Other personal lines	392	409	(4.2)
	$6,609	$6,725	(1.7)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	March 31, 2007 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	9	0.4	2.8
Non-standard auto	4	1.2	8.0
Auto	11	0.4	3.3
Homeowners	4	1.6	9.0

Encompass brand
Standard auto	2	0.2	5.9
Non-standard auto (Deerbrook)	—	—	—
Auto	2	0.2	5.9
Homeowners	5	2.2	7.2

(1)             Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products.  Rate changes include changes approved based on our net cost of reinsurance.  These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)             Represents the impact in the states where rate changes were approved during 2007 as a percentage of total countrywide prior year-end premiums written.

(3)             Represents the impact in the states where rate changes were approved during 2007 as a percentage of total prior year-end premiums written in those states.

THE ALLSTATE CORPORATION
ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
	Premiums Earned		Loss Ratio (2)		Effect of Catastrophe Losses on the Loss Ratio		Expense Ratio
Allstate brand
Standard auto	$3,951	$3,838	63.6	58.0	0.3	—	23.4	25.6
Non-standard auto	322	378	60.3	58.7	—	(0.3)	21.7	22.8
Auto	4,273	4,216	63.4	58.1	0.3	—	23.3	25.3

Homeowners	1,438	1,491	55.2	51.8	8.3	7.2	24.8	24.6
Other (1)	611	656	60.1	48.6	3.6	(2.3)	26.0	27.2

Total Allstate brand	6,322	6,363	61.2	55.7	2.4	1.4	23.9	25.3

Encompass brand
Standard auto	284	291	64.8	65.3	0.4	0.3	26.4	27.8
Non-standard auto (Deerbrook)	22	27	77.3	74.1	—	—	22.7	33.3
Auto	306	318	65.7	66.0	0.3	0.3	26.1	28.3

Homeowners	142	153	49.3	56.2	4.9	9.2	28.9	29.4
Other (1)	36	41	52.8	75.6	2.8	4.9	25.0	29.3

Total Encompass brand	484	512	59.9	63.9	1.9	3.3	26.9	28.7

Allstate Protection	$6,806	$6,875	61.1	56.2	2.4	1.6	24.1	25.6

(1)             Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)             Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended March 31,

	Pretax Reserve Reestimates (1)		Effect of Pretax Reserve Reestimates on the Combined Ratio
($ in millions)	Est. 2007	2006	Est. 2007	2006

Auto	$(66)	$(163)	(1.0)	(2.4)
Homeowners	(3)	(30)	—	(0.4)
Other	(18)	(24)	(0.3)	(0.4)

Allstate Protection (2)	(87)	(217)	(1.3)	(3.2)

Discontinued Lines and Coverages (3)	(42)	6	(0.6)	0.1

Property-Liability	$(129)	$(211)	(1.9)	(3.1)

Allstate brand	$(79)	$(220)	(1.2)	(3.2)
Encompass brand	(8)	3	(0.1)	—

Allstate Protection (2)	$(87)	$(217)	(1.3)	(3.2)

(1) Favorable reserve reestimates are shown in parentheses.

(2) Favorable reserve reestimates included in catastrophe losses totaled $6 million and $64 million in the three months ended      March 31, 2007 and March 31, 2006, respectively.

(3) Includes a $46 million reduction in the reinsurance recoverable valuation allowance related to Equitas’ improved financial      position as a result of its reinsurance coverage with National Indemnity Company.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended
	March 31,
	Est.		Percent
($ in millions)	2007	2006	Change

Life Products
Interest-sensitive life	$362	$362	—
Traditional	92	72	27.8
Other	89	84	6.0
	543	518	4.8

Annuities
Indexed annuities	141	187	(24.6)
Fixed deferred annuities	480	906	(47.0)
Fixed immediate annuities	152	156	(2.6)
Variable annuities	—	435	(100.0)
	773	1,684	(54.1)

Institutional Products
Funding agreements backing medium-term notes	1,200	350	—

Bank Deposits	112	124	(9.7)

Total	$2,628	$2,676	(1.8)

Total excluding variable annuities	$2,628	$2,241	17.3

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

`	March 31,	December 31,
($ in millions, except par value data)	2007 (Est.)	2006

Assets
Investments
Fixed income securities, at fair value (amortized cost $97,424 and $95,780)	$100,033	$98,320
Equity securities, at fair value (cost $6,263 and $6,026)	7,924	7,777
Mortgage loans	9,544	9,467
Short-term	3,197	2,430
Other	1,684	1,763
Total investments (1)	122,382	119,757

Cash	471	443
Premium installment receivables, net	4,796	4,789
Deferred policy acquisition costs	5,191	5,332
Reinsurance recoverables, net	5,826	5,827
Accrued investment income	1,125	1,062
Deferred income taxes	268	224
Property and equipment, net	1,033	1,010
Goodwill	825	825
Other assets	2,142	2,111
Separate Accounts	16,030	16,174
Total assets	$160,089	$157,554

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,667	$18,866
Reserve for life-contingent contract benefits	12,806	12,786
Contractholder funds	62,472	62,031
Unearned premiums	10,221	10,427
Claim payments outstanding	741	717
Other liabilities and accrued expenses	12,021	10,045
Short-term debt	—	12
Long-term debt	4,640	4,650
Separate Accounts	16,030	16,174
Total liabilities	137,598	135,708

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 611 million and 622 million shares outstanding	9	9
Additional capital paid-in	2,985	2,939
Retained income	30,322	29,070
Deferred ESOP expense	(68)	(72)
Treasury stock, at cost (289 million and 278 million shares)	(11,775)	(11,091)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	2,058	2,074
Unrealized foreign currency translation adjustments	28	26
Net funded status of pension and other postretirement benefit obligation	(1,068)	(1,109)
Total accumulated other comprehensive income	1,018	991
Total shareholders’ equity	22,491	21,846
Total liabilities and shareholders’ equity	$160,089	$157,554

(1)             Total investments includes $42,524 for Property-Liability, $77,727 for Allstate Financial and $2,131 for Corporate and Other investments at March 31, 2007.  Total investments includes $41,663 for Property-Liability, $75,951 for Allstate Financial and $2,143 for Corporate and Other investments at December 31, 2006.

Definitions of GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting income (loss)1 as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.

Effect of prior year reserve reestimates on combined ratio is the percentage of pretax reserve reestimates included in claims and claims expense to premiums earned.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months ended March 31, 2007 and 2006.

For the three months ended March 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$1,062	$1,176	$156	$144	$1,197	$1,304	$1.93	$2.01
Realized capital gains and losses	444	224	23	(28)	471	199
Income tax (expense) benefit	(157)	(79)	(8)	10	(166)	(70)
Realized capital gains and losses,after-tax	287	145	15	(18)	305	129	0.49	0.20
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	—	27	—	27	—	0.04
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(8)	(10)	(8)	(10)	(0.01)	(0.01)
Gain (loss) on disposition of operations, after-tax	—	—	1	(35)	1	(35)	—	(0.05)
Income before cumulative effect of change in accounting principle, after-tax	1,349	1,321	164	108	1,495	1,415	2.41	2.19
Cumulative effect of change in accounting principle, after-tax	—	—	(9)	—	(9)	—	(0.02)	—
Net income	$1,349	$1,321	$155	$108	$1,486	$1,415	$2.39	$2.19

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between the two operating ratios, combined ratio (a GAAP measure) and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and which have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates is a non-GAAP ratio, which is computed as the difference between three operating ratios: the combined ratio (a GAAP measure), the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses, which cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and which have a significant impact on the combined ratio, and prior year reserve reestimates, which are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and assuming no prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and assuming no prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle, and non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure.  The following table shows the reconciliation.

	For the twelve months ended
($ in millions)	March 31,
	Est. 2007	2006
Return on equity
Numerator:
Net income	$5,064	$2,057
Denominator:
Beginning shareholders’ equity	20,545	21,325
Ending shareholders’ equity [3]	22,491	20,545
Average shareholders’ equity	$21,518	$20,935
Return on equity [3]	23.5%	9.8%

	For the twelve months ended
	March 31,
	Est. 2007	2006
Operating income return on equity
Numerator:
Operating income	$4,781	$1,746

Denominator:
Beginning shareholders’ equity	20,545	21,325
Unrealized net capital gains	1,634	2,111
Adjusted beginning shareholders’ equity	18,911	19,214

Ending shareholders’ equity	22,491	20,545
Unrealized net capital gains	2,058	1,634
Adjusted ending shareholders’ equity	20,433	18,911

Average adjusted shareholders’ equity	$19,672	$19,063
Operating income return on equity	24.3%	9.2%

(3)             The net funded status of our pension and other postretirement benefit plans recognized upon adoption of FASB Statement No. 158 increased return on equity by 0.5 points in the twelve months ended March 31, 2007.

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of
	March 31,
(in millions, except per share data)	Est. 2007	2006

Book value per share
Numerator:
Shareholders’ equity [4]	$22,491	$20,545
Denominator:
Shares outstanding and dilutive potential shares outstanding	615.5	642.5
Book value per share [4]	$36.54	$31.98

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$22,491	$20,545
Unrealized net capital gains on fixed income securities	991	689
Adjusted shareholders’ equity	$21,500	$19,856
Denominator:
Shares outstanding and dilutive potential shares outstanding	615.5	642.5
Book value per share, excluding unrealized net capital gains on fixed income securities	$34.93	$30.90

(4)             The net funded status of our pension and other postretirement benefit plans recognized upon adoption of FASB Statement No. 158 reduced book value per share by $1.74 as of March 31, 2007.

Gross margin1 is comprised primarily of life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds excluding amortization of DSI.  Gross margin also includes periodic settlements and accruals on certain non-hedge derivative instruments (see additional discussion below under “investment margin”). We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin. Gross margin is comprised of three components that are utilized to further analyze the business; they include the investment margin1, benefit margin1, and contract charges and fees. We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business. Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006
Life and annuity premiums and contract charges	$483	$495
Net investment income	1,050	1,004
Periodic settlements and accruals on non-hedge derivative instruments	12	16
Contract benefits	(428)	(373)
Interest credited to contractholder funds [5]	(639)	(613)

Gross margin	478	529
Amortization of DAC and DSI	(139)	(169)
Operating costs and expenses	(105)	(128)
Restructuring and related charges	—	(16)
Income tax expense	(78)	(72)
Realized capital gains and losses, after-tax	15	(18)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	27
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(10)
Gain (loss) on disposition of operations, after-tax	1	(35)
Cumulative effect of change in accounting principle, after-tax	(9)	—
Allstate Financial net income	$155	$108

5        Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $10 million in the first quarter of 2007 and $7 million in the first quarter of 2006.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life-contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We utilize certain derivative instruments as economic hedges of investments or contractholder funds and to replicate fixed income securities.  These instruments do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  Such derivatives are accounted for at fair value, and reported in realized capital gains and losses.  Periodic settlements and accruals on these derivative instruments are included as a component of gross margin, consistent with their intended use to enhance or maintain investment income and margin, and together with the economically hedged investments or product attributes (e.g. net investment income or interest credited to contractholder funds) or replicated investments, to appropriately reflect trends in product performance.  Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits.  Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended March 31,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

Life and annuity premiums	$—	$—	$242	$195	$—	$—	$242	$195
Contract charges	—	—	159	161	82	139	241	300
Net investment Income	1,050	1,004	—	—	—	—	1,050	1,004
Periodic settlements and accruals on non-hedge derivative instruments	12	16	—	—	—	—	12	16
Contract benefits	(137)	(132)	(291)	(241)	—	—	(428)	(373)
Interest credited to contractholder funds [6]	(639)	(613)	—	—	—	—	(639)	(613)
	$286	$275	$110	$115	$82	$139	$478	$529

6    Amortization of DSI was excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled est. $10 million in the first quarter of 2007 and $7 million in the first quarter of 2006.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006
Premiums written	$6,609	$6,725
Decrease (increase) in Property-Liability unearned premiums	203	(13)
Other	(6)	164
Premiums earned	$6,806	$6,876

Premiums and deposits1 is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006
Premiums and deposits excluding variable annuities	$2,628	$2,241
Variable annuity deposits [8]	—	435
Total premiums and deposits	2,628	2,676
Deposits to contractholder funds	(2,363)	(2,084)
Deposits to separate accounts	(33)	(405)
Change in unearned premiums and other adjustments	10	8
Life and annuity premiums [7]	$242	$195

7    Life and annuity contract charges in the amount of est. $241 million and $300 million for the three months ended March 31, 2007 and 2006, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

8    Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank and sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months ended March 31, 2007 and 2006 are presented in the following table.

	Three Months Ended March 31,
($ in millions)	Est. 2007	2006
Allstate Financial products (excluding variable annuities)	$205	$273
Allstate Financial variable annuities [9]	11	96
Non-affiliated products	379	170
Total	$595	$539

9       Disposed through reinsurance effective June 1, 2006.  Allstate Financial variable annuities continue to be issued during the transition period of this reinsurance agreement, which is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes and assuming no prior year reserve reestimates for 2007 and the completion of our share repurchase program.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect.  In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected.  Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

•                  Actual placement of the remainder of our reinsurance program in the state of Florida and any other risk transfers and related premium impacts may differ from our expectations due to not yet placing the remainder of our program in the reinsurance market and state legislative actions.

•                  The completion of our share repurchase program is subject to the risks identified above and their impact on net income and cash flows, as well as management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,800 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:
Michael Trevino	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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